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                                             Exhibit 5.1



                                        August 31, 1995

The Bank of New York Company, Inc.
48 Wall Street
New York, New York 10286

Ladies and Gentlemen:

     The undersigned is Senior Counsel of The Bank of New York. This is in connection with the registration, by The Bank of New York Company, Inc., a New York Corporation (the "Company") under the Securities Act of 1933, as amended (the "Act") of 100,000 shares of the Company's Common Stock par value $7.50 per share (the "Common Stock") to be issued pursuant to the Putnam Profit Sharing Plan of The Bank of New York Company, Inc., the Putnam Stock Option Plan of The Bank of New York Company, Inc. and the Putnam Incentive Stock Option Plan of The Bank of New York
Company, Inc. (collectively, the "Plans"), and the Preferred Stock Purchase Rights related to the Common Stock (the "Rights") to be issued pursuant to the Rights Agreement, dated as of December 10, 1985, as amended by the First Amendment, dated as of June 13, 1989, by the Second Amendment, dated as of April 30, 1993, and by the Third Amendment dated March 8, 1994, between the Company and the Bank of New York, as Rights Agent ("Rights Agent"). In connection with the foregoing, I have examined such corporate records, certificates and other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, I advise you that, in my opinion when the registration statement relating to the Common Stock and the Rights (the "Registration Statement") has become effective under the Act, and the Common Stock has been duly issued in accordance with the Plans and, in the case of Common Stock constituting shares issued pursuant to options under the Putnam Stock Option Plan of The Bank of New York Company, Inc. and the Putnam Incentive Stock Option Plan of The Bank of New York Company, Inc., in accordance with the Stock Option Agreement between the Company and each respective participant, the Common Stock will be legally issued, fully paid and non-assessable and that the Rights attributable to the Common Stock will be validly issued.

     In connection with my opinion concerning the Rights, I note that the question of whether the Board of Directors of the
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Company might  be required  to redeem  the Rights  at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of this opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and I am expressing no opinion as to the laws of any other jurisdiction.

     I have relied, as to certain matters, on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,




Paul A. Immerman
Senior Counsel

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